Summer Infant, Inc. Reports First Quarter 2014 Results

Revenue Grows 14% From Prior Quarter

Reports Profitable First Quarter as Bottom-Line Improves

WOONSOCKET, RI -- (Marketwired - May 13, 2014) - Summer Infant, Inc. ("Summer Infant" or the "Company") (NASDAQ: SUMR), a global developer and distributor of juvenile health, safety and wellness products, today announced financial results for the first quarter ended March 31, 2014.

Management Comments

"We are encouraged by the sequential revenue growth we reported for the first quarter of 2014," said President and Chief Executive Officer Carol Bramson. "Total sales increased 14% from the fourth quarter of 2013, driven by stronger demand from our retail partners, particularly in our nursery, monitor, gear and safety product categories.

"Summer Infant today is a much more streamlined organization than it was at the start of 2013. Although we reported lower year-over-year revenues as expected, we improved gross margin by 94 basis points and decreased our selling expenses by 21% from Q1 last year. Adjusted EBITDA improved on a sequential basis. These results demonstrate that our strategy to return to profitable growth by focusing on selling more innovative and higher margin products that represent our core brands is working.

"We are confident that we have the right strategy in place to turn around our overall performance. We expect our bottom-line to improve on a sequential and year-over-year basis throughout the remainder of 2014 and we anticipate our top-line will begin to show year-over-year growth in the second half of 2014. With our renewed focus on innovation and enhancing our connection with the consumer, we are committed to generating sales growth, improving margins and increasing shareholder value."

First-Quarter Results

Net revenues for the first quarter ended March 31, 2014 were $50.8 million compared with $44.7 million in the sequential fourth quarter of 2013 and $59.1 million for the first quarter of 2013.

Gross profit for the first quarter of 2014 was $16.4 million compared with $14.4 million in the sequential fourth quarter of 2013 and $18.6 million in the first quarter of 2013. The sequential improvement in gross profit dollars is attributable to the mix of products sold, primarily driven by the nursery and monitor product categories. The year-over-year decline in gross profit dollars is attributable to lower sales volume driven by the exiting of license agreements for Disney and Carter's and the reduction of the Company's furniture product line, as well as the effect of a $300,000 charge in the first quarter of 2014 related to the battery recall.

Gross profit as a percentage of net sales was 32.4% for the first quarter of 2014 compared with 32.3% in the sequential fourth quarter of 2013 and 31.4% in the first quarter of 2013. The year-over-year improvement was the result of a favorable mix of higher margin products.

Selling expenses were $4.4 million for the first quarter of 2014 compared with $4.8 million in the sequential fourth quarter of 2013 and $5.6 million for the first quarter of 2013. The sequential and year-over-year decrease was primarily attributable to reduced sales and lower royalty costs due to the Company's strategy to discontinue certain licensing agreements.

The Company reported net income of $0.2 million, or $0.01 per diluted share, in the first quarter of 2014, compared with a net loss of $1.7 million, or $0.09 per share, in the sequential fourth quarter of 2013 and net income of $0.4 million, or $0.02 per diluted share, in the first quarter of 2013.

Adjusted EBITDA for the first quarter of 2014 was $3.8 million compared with $0.9 million in the sequential fourth quarter of 2013 and $3.9 million in the first quarter of 2013. Adjusted EBITDA for the first quarter of 2014 includes $1.0 million in permitted add back charges compared with $0.9 million in the fourth quarter of 2013 and $0.4 million in the first quarter of 2013.

Adjusted EBITDA is a non-GAAP metric that excludes various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. An explanation of these measures also is included under the heading below "Use of Non-GAAP Financial Information."

Balance Sheet Highlights

As of March 31, 2014, the Company had approximately $2.6 million of cash and $49.5 million of debt compared with $1.6 million of cash and $49.7 million of debt on December 31, 2013.

Inventory at March 31, 2014 was $33.7 million compared with $38.4 million at December 31, 2013. Due to higher sales in the first quarter, the Company consumed safety inventory to satisfy customer orders. Some replenishment of safety stock will occur in the second quarter. Trade Receivables as of March 31, 2014 was $36.9 million compared with $34.6 million as of December 31, 2013. Accounts Payable and Accrued Expenses as of March 31, 2014 was $29.8 million compared with $31.7 million as of December 31, 2013. The Company procures its inventory on credit terms and its current practice is to submit payments weekly. These working capital improvements reduced the Company's year-over-year investment in working capital by $15.0 million.

Conference Call Information

Summer Infant, Inc. will host a conference call today, Tuesday, May 13, 2014 at 5:00 p.m. Eastern Time, to discuss financial results. This live webcast can be accessed by visiting the "Investor Relations" section of the Company's website at www.summerinfant.com. Investors may also listen to the call via telephone by dialing (877) 407-5790 or (201) 689-8328. An archive of the webcast will be available on the Company's website for approximately one year.

Annual Meeting of Stockholders

The Company also announced today that its 2014 annual meeting of stockholders will be held on Wednesday, August 13, 2014.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a global designer, marketer, and distributor of branded juvenile health, safety and wellness products (for ages 0-3) which are sold principally to large North American and European retailers. The Company currently markets its products in several product categories such as monitors, safety, nursery, feeding, gear and furniture. Most products are sold under the core brand names of Summer® and Born Free®. Significant products include audio/video monitors, safety gates, bath tubs and bathers, durable bath products, bed rails, swaddling blankets, baby bottles, warming/sterilization systems, booster and potty seats, bouncers, travel accessories, high chairs, swings, car seats, strollers, and nursery furniture. Over the years, the Company has completed several acquisitions and added products such as cribs, swaddling, and feeding products. For more information about the Company, please visit www.summerinfant.com.

Use of Non-GAAP Financial Information

This release and the referenced webcast include presentations of non-GAAP financial measures, including adjusted EBITDA, adjusted net income and adjusted earnings per share. (i) Adjusted EBITDA means earnings before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back as detailed in the reconciliation table included in this release and (ii) adjusted net income and adjusted earnings per share mean net income excluding certain items as detailed in the reconciliation table included in this release. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. The Company believes that the presentation of these non-GAAP financial measures provide useful information to investors to better understand, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, and they indicate more clearly the ability of the Company's assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements, comply with the financial covenants of its loan agreements and otherwise meet its obligations as they become due. These non-GAAP measures should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as an indicator of financial performance or liquidity. The Company provides reconciliations of these non-GAAP measures in its press releases of historical performance. Because these measures are not determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. These statements are accompanied by words such as "anticipate," "expect," "project," "will," "believes," "estimate" and similar expressions, and include statements regarding the Company's expectations regarding (i) developing and selling higher-margin products, (ii) its strategy to drive top-line growth and improve profitability, and (iii) its 2014 performance and profitability. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the concentration of the Company's business with retail customers; the ability of the Company to compete in its industry; the Company's ability to continue to control costs and expenses; the Company's dependence on key personnel; the Company's reliance on foreign suppliers; the Company's ability to develop, market and launch new products; the Company's ability to grow sales with existing and new customers; the Company's ability to meet required financial covenants under its loan agreements; and other risks as detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

Summer Infant, Inc.
Consolidated Statements of Operations
(amounts in thousands of US dollars, except share and per share data)
(unaudited)

                                               Three Months Ended
                                     --------------------------------------
                                       March 31,  December 31,   March 31,
                                         2014         2013          2013
                                     ------------ ------------  -----------

Net revenues                         $     50,814 $     44,738  $    59,118
Cost of goods sold                         34,365       30,307       40,539
                                     ------------ ------------  -----------
Gross profit                         $     16,449 $     14,431  $    18,579
General & administrative expenses(1)        9,492        9,826        9,611
Selling expense                             4,412        4,785        5,604
Depreciation and amortization               1,393        1,364        1,790
                                     ------------ ------------  -----------
Operating income (loss)              $      1,152 $     (1,544) $     1,574
Interest expense                              867          871        1,255
                                     ------------ ------------  -----------
Income (loss) before taxes           $        285 $     (2,415) $       319
Provision (benefit) for income taxes           96         (737)        (125)
                                     ------------ ------------  -----------
  Net Income (loss)                  $        189 $     (1,678) $       444
                                     ============ ============  ===========
Earnings (loss) per diluted share    $       0.01 $      (0.09) $      0.02

Shares used in fully diluted EPS       17,987,969   17,979,480   17,871,495

Reconciliation of Non-GAAP EBITDA

Net Income (loss)                    $        189 $     (1,678) $       444
Plus: interest expense                        867          871        1,255
Plus: provision (benefit) for income
 taxes                                         96         (737)        (125)
Plus: depreciation and amortization         1,393        1,364        1,790
Plus: non-cash stock based
 compensation expense                         254          164          178
Plus: permitted add-backs(2)                  956          951          404
                                     ------------ ------------  -----------
  Adjusted EBITDA                    $      3,755 $        935  $     3,946
                                     ============ ============  ===========

Reconciliation of Adjusted EPS
Net Income (loss)                             189 $     (1,678) $       444
Plus: permitted add-backs(3)                  635          648          266
Plus: unamortized deferred financing
 costs (4)                                      0            0          223
Plus: loss on close-out sales in
 January and February                           0            0           88
                                     ------------ ------------  -----------
  Adjusted Net Income (loss)         $        824 $     (1,030) $     1,021
                                     ============ ============  ===========
  Adjusted Earnings per diluted
   share                             $       0.05 $      (0.06) $      0.06

(1) Includes stock option expense

(2) Permitted add-backs consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreements. Permitted add-backs for the three months ended March 31,
    2014 include severance related costs ($681), Board Fees ($191), loss on certain close-out sales ($69), and special projects ($15). Permitted add-backs for the three months ended December 31, 2013 consisted of severance ($624), Board Fees ($119), special projects ($79), Carter's related charges ($107), and losses on certain Carter's close-out sales
    ($22). Permitted add-backs for the three months ended March 31, 2013 include consulting fees ($229), loss on certain close-out sales in March
    ($116), severance costs ($36), special projects ($15), and Board Fees
    ($8).

(3) Permitted add-backs consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreements. Permitted add-backs for the three months ended March 31,
    2014 include severance related costs (Gross $681/Net $452), Board Fees
    (Gross $191/Net $127), loss on certain close-out sales (Gross $69/Net
    $46), and special projects (Gross $15/Net $10). Permitted add-backs for the three months ended December 31, 2013 consisted of severance costs
    (Gross $624/Net $425), Board Fees (Gross $119/Net $81), special projects
    (Gross $79/Net $54), Carter's related charges (Gross $107/Net $73), and losses on certain Carter's close-out sales (Gross $22/Net $15).
    Permitted add-backs for the three months ended March 31, 2013 include consulting fees (Gross $229/Net $151), loss on certain close-out sales in March (Gross $116/Net $76), severance costs (Gross $36/Net $24), special projects (Gross $15/Net $10), and Board Fees (Gross $8/Net $5).

(4) Write off of unamortized deferred financing costs for Bank of America retired loan, (Gross $338/Net $223).

Summer Infant, Inc
Consolidated Balance Sheet
(amounts in thousands)

                                                   March 31,    December 31,
                                                      2014          2013
                                                 ------------- -------------
                                                  (unaudited)

Cash and cash equivalents                        $       2,646 $       1,573
Trade receivables, net                                  36,932        34,574
Inventory, net                                          33,736        38,378
Property and equipment, net                             13,998        14,796
Other intangible assets, net                            21,510        21,575
Other assets                                             4,508         4,471
                                                 ------------- -------------
                                    Total assets $     113,330 $     115,367
                                                 ============= =============

Accounts payable and accrued expenses            $      29,816 $      31,730
Current portion of long-term debt                        1,859         1,962
Long term debt, less current portion                    47,604        47,756
Other long term liabilities                              3,225         3,289
Deferred tax liability                                   3,152         3,140
                                                 ------------- -------------
                               Total liabilities $      85,656 $      87,877

                      Total stockholders' equity        27,674        27,490
                                                 ------------- -------------
      Total liabilities and stockholders' equity $     113,330 $     115,367
                                                 ============= =============

Contact:

Paul Francese
Chief Financial Officer
Summer Infant, Inc.
(401) 671-6572

or

David Calusdian
Sharon Merrill Associates, Inc.
(617) 542-5300
SUMR@investorrelations.com